UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 27, 2025, the Hartman Group distributed the following letter to shareholders:

FINANCIAL RECKLESSNESS & DILUTION SCHEME: STOP SILVER STAR’S PLAN TO FURTHER DEVALUE YOUR EQUITY

To the Shareholders of Silver Star Properties REIT, Inc.,

Silver Star Properties has abandoned even the appearance of sound financial management. In a span of less than two years, the company has liquidated nearly $400 million in quality income-generating assets—and instead of returning that capital to you, the rightful owners, it has reinvested it in high-risk, underperforming ventures and is now pursuing a scheme that would dilute your stake, increase your risk, and benefit outsiders at your expense.

This is financial malpractice dressed up as strategy.

$395.9 MILLION SOLD. $0 RETURNED TO YOU.

Since the ouster of Al Hartman in 2022, Silver Star has sold off $395.9 million in legacy assets—assets that previously delivered reliable income and NAV appreciation. But rather than reward shareholders or preserve capital, Silver Star recently funneled $32.8 million of your money into speculative acquisitions that:

•	Were not part of the company’s original investment thesis

•	Offer negative cash flow out of the gate

•	Are loaded with unsustainable debt obligations, including 19% interest rate loans

For every $1 in net operating income these assets generate, they require nearly $1.50 in debt service. That’s not positive leverage—it’s a ticking time bomb.

THE $50 MILLION DILUTION SCHEME

Now, rather than admit failure and return remaining capital, Silver Star leadership is pushing a $50 million preferred equity raise. Let us be clear about what this means:

•	Your common shares will be subordinated

•	Dividends will be diverted to new preferred investors—not to you

•	Risk increases while value continues to erode

This is a not a strategy for growth or recovery.

NO VALUE. NO VISION. NO SHAME.

SSP leadership is trying to mask these failures by spinning narratives—blaming prior leadership, citing “deferred maintenance,” and promising future upside. But the math doesn’t lie. The value of the Company has dropped 70%.

This is the definition of reckless.

VOTE TO END THE ABUSE

The Hartman Shareholder Alliance is offering a different path. A responsible path. One rooted in accountability, fiduciary duty, and capital preservation. Our nominees will:

✅	Halt the preferred equity raise
✅	Conduct a forensic audit of asset sales and expenditures
✅	Begin a structured wind-down of the trust to return capital to you
✅	Restore transparency and stop the enrichment of insiders

You can still have a return on your investment.

Vote FOR the Hartman Shareholder Alliance.

Vote to restore control, recover value, and return Silver Star to its true owners—you, the shareholders.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.